                                                                   Exhibit 99.3


               U. S. Steel Group



          Index to 1999 Financial Statements and Supplementary Data

                                                                           Page
                                                                           ----
          Management's Report............................................  S-1

          Audited Financial Statements:

            Report of Independent Accountants............................  S-1

            Statement of Operations......................................  S-2

            Balance Sheet................................................  S-3

            Statement of Cash Flows......................................  S-4

            Notes to Financial Statements................................  S-5

          Selected Quarterly Financial Data..............................  S-21

          Principal Unconsolidated Affiliates............................  S-22

          Supplementary Information......................................  S-22

          U.S. Steel Group


               Explanatory Note Regarding Financial Information


               Although the financial statements of the U. S. Steel Group and the Marathon Group separately report the assets, liabilities (including contingent liabilities) and stockholders' equity of USX attributed to each such Group, such attribution does not affect legal title to such assets and responsibility for such liabilities. Holders of USX - U. S. Steel Group Common Stock and USX - Marathon Group Common Stock are holders of common stock of USX and continue to be subject to all the risks associated with an investment in USX and all of its businesses and liabilities. Financial impacts arising from one Group that affect the overall cost of USX's capital could affect the results of operations and financial condition of the other Group. In addition, net losses of either Group, as well as dividends or distributions on any class of USX Common Stock or series of Preferred Stock and repurchases of any class of USX Common Stock or series of Preferred Stock, will reduce the funds of USX legally available for payment of dividends on both classes of USX Common Stock. Accordingly, the USX consolidated financial information should be read in connection with the U. S. Steel Group financial information.

          Management's Report

          The accompanying financial statements of the U. S. Steel Group are the responsibility of and have been prepared by USX Corporation (USX) in conformity with accounting principles generally accepted in the United States. They necessarily include some amounts that are based on best judgments and estimates. The U. S. Steel Group financial information displayed in other sections of this report is consistent with these financial statements.

               USX seeks to assure the objectivity and integrity of its financial records by careful selection of its managers, by organizational arrangements that provide an appropriate division of responsibility and by communications programs aimed at assuring that its policies and methods are understood throughout the organization.

               USX has a comprehensive formalized system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and that financial records are reliable. Appropriate management monitors the system for compliance, and the internal auditors independently measure its effectiveness and recommend possible improvements thereto. In addition, as part of their audit of the financial statements, USX's independent accountants, who are elected by the stockholders, review and test the internal accounting controls selectively to establish a basis of reliance thereon in determining the nature, extent and timing of audit tests to be applied.

               The Board of Directors pursues its oversight role in the area of financial reporting and internal accounting control through its Audit Committee. This Committee, composed solely of nonmanagement directors, regularly meets (jointly and separately) with the independent accountants, management and internal auditors to monitor the proper discharge by each of its responsibilities relative to internal accounting controls and the consolidated and group financial statements.

          Thomas J. Usher                    Robert M. Hernandez           Kenneth L. Matheny
          Chairman, Board of Directors       Vice Chairman                 Vice President
          & Chief Executive Officer          & Chief Financial Officer     & Comptroller

          Report of Independent Accountants

          To the Stockholders of USX Corporation:

          In our opinion, the accompanying financial statements appearing on pages S-2 through S-20 present fairly, in all material respects, the financial position of the U. S. Steel Group at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of USX's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

               The U. S. Steel Group is a business unit of USX Corporation (as described in Note 1, page S-5); accordingly, the financial statements of the U. S. Steel Group should be read in connection with the consolidated financial statements of USX Corporation.



          PricewaterhouseCoopers LLP
          600 Grant Street, Pittsburgh, Pennsylvania 15219-2794
          February 8, 2000

          Statement of Operations

          (Dollars in millions)                                                       1999          1998          1997
          ------------------------------------------------------------------------------------------------------------
          Revenues:
           Sales                                                                    $5,380        $6,184        $6,814
           Income (loss) from affiliates                                               (89)           46            69
           Net gains on disposal of assets                                              21            54            57
           Other income (loss)                                                           2            (1)            1
                                                                                    ------        ------        ------
              Total revenues                                                         5,314         6,283         6,941
                                                                                    ------        ------        ------
          Costs and expenses:
           Cost of sales (excludes items shown below)                                4,928         5,410         5,762
           Selling, general and administrative expenses (credits) (Note 11)           (283)         (201)         (137)
           Depreciation, depletion and amortization                                    304           283           303
           Taxes other than income taxes                                               215           212           240
                                                                                    ------        ------        ------
              Total costs and expenses                                               5,164         5,704         6,168
                                                                                    ------        ------        ------
          Income from operations                                                       150           579           773
          Net interest and other financial costs (Note 6)                               74            42            87
                                                                                    ------        ------        ------
          Income before income taxes and extraordinary losses                           76           537           686
          Provision for estimated income taxes (Note 14)                                25           173           234
                                                                                    ------        ------        ------
          Income before extraordinary losses                                            51           364           452
          Extraordinary losses (Note 5)                                                  7             -             -
                                                                                    ------        ------        ------
          Net income                                                                    44           364           452
          Noncash credit from exchange of preferred stock (Note 18)                      -             -            10
          Dividends on preferred stock                                                  (9)           (9)          (13)
                                                                                    ------        ------        ------
          Net income applicable to Steel Stock                                      $   35        $  355        $  449
          ------------------------------------------------------------------------------------------------------------

          Income Per Common Share Applicable to Steel Stock

                                                                                      1999          1998          1997
          ------------------------------------------------------------------------------------------------------------
          Basic:
           Income before extraordinary losses                                       $  .48        $ 4.05        $ 5.24
           Extraordinary losses                                                        .08             -             -
                                                                                    ------        ------        ------
           Net income                                                               $  .40        $ 4.05        $ 5.24
          Diluted:
           Income before extraordinary losses                                       $  .48        $ 3.92        $ 4.88
           Extraordinary losses                                                        .08             -             -
                                                                                    ------        ------        ------
           Net income                                                               $  .40        $ 3.92        $ 4.88
          ------------------------------------------------------------------------------------------------------------

          See Note 21, for a description and computation of income per common share.
          The accompanying notes are an integral part of these financial statements.

          Balance Sheet

          (Dollars in millions)                                                   December 31         1999         1998
          -------------------------------------------------------------------------------------------------------------
          Assets

          Current assets:
           Cash and cash equivalents                                                                $   22       $    9
           Receivables, less allowance for doubtful accounts
            of $10 and $9                                                                              838          392
           Income taxes receivable (Note 12)                                                            97            -
           Inventories (Note 13)                                                                       743          698
           Deferred income tax benefits (Note 14)                                                      281          176
                                                                                                    ------       ------
              Total current assets                                                                   1,981        1,275

          Investments and long-term receivables,
           less reserves of $3 and $10 (Notes 12 and 15)                                               572          743
          Property, plant and equipment - net (Note 17)                                              2,516        2,500
          Prepaid pensions (Note 11)                                                                 2,404        2,172
          Other noncurrent assets                                                                       52           59
                                                                                                    ------       ------
              Total assets                                                                          $7,525       $6,749
          -------------------------------------------------------------------------------------------------------------
          Liabilities

          Current liabilities:
           Notes payable                                                                            $    -       $   13
           Accounts payable                                                                            739          501
           Payroll and benefits payable                                                                322          330
           Accrued taxes                                                                               177          150
           Accrued interest                                                                             15           10
           Long-term debt due within one year (Note 10)                                                 13           12
                                                                                                    ------       ------
              Total current liabilities                                                              1,266        1,016

          Long-term debt (Note 10)                                                                     902          464
          Deferred income taxes (Note 14)                                                              348          129
          Employee benefits (Note 11)                                                                2,245        2,315
          Deferred credits and other liabilities                                                       459          484
          Preferred stock of subsidiary (Note 9)                                                        66           66
          USX obligated mandatorily redeemable convertible preferred securities of a subsidiary trust holding solely junior subordinated
           convertible debentures of USX (Note 18)                                                     183          182

          Stockholders' Equity (Note 19)

          Preferred stock                                                                                3            3
          Common stockholders' equity                                                                2,053        2,090
                                                                                                    ------       ------
              Total stockholders' equity                                                             2,056        2,093
                                                                                                    ------       ------
              Total liabilities and stockholders' equity                                            $7,525       $6,749
          -------------------------------------------------------------------------------------------------------------

          The accompanying notes are an integral part of these financial statements.

          Statement of Cash Flows

          (Dollars in millions)                                                                   1999          1998          1997
          ------------------------------------------------------------------------------------------------------------------------
          Increase (decrease) in cash and cash equivalents

          Operating activities:

          Net income                                                                             $  44         $ 364         $ 452
          Adjustments to reconcile to net cash provided  from (used in) operating  activities:
            Extraordinary losses                                                                     7             -             -
            Depreciation, depletion and amortization                                               304           283           303
            Pensions and other postretirement benefits                                            (256)         (215)         (349)
            Deferred income taxes                                                                  107           158           193
            Net gains on disposal of assets                                                        (21)          (54)          (57)
            Changes in: Current receivables - sold                                                (320)          (30)            -
                                            - operating turnover                                  (242)          232           (24)
                              Inventories                                                          (14)            7           (57)
                              Current accounts payable and accrued expenses                        239          (285)           61
            All other - net                                                                         72           (80)          (46)
                                                                                                 -----         -----         -----
              Net cash provided from (used in) operating activities                                (80)          380           476
                                                                                                 -----         -----         -----
          Investing activities:

          Capital expenditures                                                                    (287)         (310)         (261)
          Disposal of assets                                                                        10            21           420
          Restricted cash - withdrawals                                                             15            35             -
                          - deposits                                                               (17)          (35)            -
          Affiliates - investments                                                                 (15)          (73)          (26)
                     - loans and advances                                                            -            (1)            -
                     - repayments of loans and advances                                              -             -             2
          All other - net                                                                            -            14            (1)
                                                                                                 -----         -----         -----
              Net cash provided from (used in) investing activities                               (294)         (349)          134
                                                                                                 -----         -----         -----
          Financing activities (Note 9):

          Increase (decrease) in U. S. Steel Group's portion of
           USX consolidated debt                                                                   147            13          (561)
          Specifically attributed debt:
            Borrowings                                                                             350             -             -
            Repayments                                                                             (11)           (4)           (6)
          Steel Stock issued                                                                         -            55            48
          Preferred stock repurchased                                                               (2)           (8)            -
          Dividends paid                                                                           (97)          (96)          (96)
                                                                                                 -----         -----         -----
              Net cash provided from (used in) financing activities                                387           (40)         (615)
                                                                                                 -----         -----         -----
          Net increase (decrease) in cash and cash equivalents                                      13            (9)           (5)

          Cash and cash equivalents at beginning of year                                             9            18            23
                                                                                                 -----         -----         -----
          Cash and cash equivalents at end of year                                               $  22         $   9         $  18
          ------------------------------------------------------------------------------------------------------------------------

          See Note 8, for supplemental cash flow information.
          The accompanying notes are an integral part of these financial statements.

                         Notes to Financial Statements

1. Basis of Presentation

               After the redemption of the USX - Delhi Group stock on January 26, 1998, USX Corporation (USX) has two classes of common stock:
               USX - U. S. Steel Group Common Stock (Steel Stock) and USX - Marathon Group Common Stock (Marathon Stock), which are intended to reflect the performance of the U. S. Steel Group and the Marathon Group, respectively.
                    The financial statements of the U. S. Steel Group include
               the financial position, results of operations and cash flows for all businesses of USX other than the businesses, assets and liabilities included in the Marathon Group, and a portion of the corporate assets and liabilities and related transactions which are not separately identified with ongoing operating units of USX. The U. S. Steel Group financial statements are prepared using the amounts included in the USX consolidated financial statements. For a description of the U. S. Steel Group's operating segment, see Note 7.
                    Although the financial statements of the U. S. Steel Group and the Marathon Group separately report the assets, liabilities (including contingent liabilities) and stockholders' equity of USX attributed to each such Group, such attribution of assets, liabilities (including contingent liabilities) and stockholders' equity between the U. S. Steel Group and the Marathon Group for the purpose of preparing their respective financial statements does not affect legal title to such assets or responsibility for such liabilities. Holders of Steel Stock and Marathon Stock are holders of common stock of USX, and continue to be subject to all the risks associated with an investment in USX and all of its businesses and liabilities. Financial impacts arising from one Group that affect the overall cost of USX's capital could affect the results of operations and financial condition of the other Group. In addition, net losses of either Group, as well as dividends and distributions on any class of USX Common Stock or series of preferred stock and repurchases of any class of USX Common Stock or series of preferred stock at prices in excess of par or stated value, will reduce the funds of USX legally available for payment of dividends on both classes of Common Stock. Accordingly, the USX consolidated financial information should be read in connection with the U. S. Steel Group financial information.

-------------------------------------------------------------------------------
2. Summary of Principal Accounting Policies

               Principles applied in consolidation - These financial statements include the accounts of the U. S. Steel Group. The U. S. Steel Group and the Marathon Group financial statements, taken together, comprise all of the accounts included in the USX consolidated financial statements.
                    Investments in entities over which the U. S. Steel Group has significant influence are accounted for using the equity method of accounting and are carried at the U. S. Steel Group's share of net assets plus loans and advances.
                    Investments in companies whose stock is publicly traded are carried at market value. The difference between the cost of these investments and market value is recorded in other comprehensive income (net of tax). Investments in companies whose stock has no readily determinable fair value are carried at cost.

               Use of estimates - Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the year. Significant items subject to such estimates and assumptions include the carrying value of long-lived assets; valuation allowances for receivables, inventories and deferred income tax assets; environmental liabilities; liabilities for potential tax deficiencies and potential litigation claims and settlements; and assets and obligations related to employee benefits. Additionally, certain estimated liabilities are recorded when management commits to a plan to close an operating facility or to exit a business activity. Actual results could differ from the estimates and assumptions used.

               Revenue recognition - Revenues principally include sales, dividend and affiliate income, gains or losses on the disposal of assets and gains or losses from changes in ownership interests.
                    Sales are recognized when products are shipped or services are provided to customers. Income from affiliates includes the U.
               S. Steel Group's proportionate share of income from equity method investments.
                    When long-lived assets depreciated on an individual basis
               are sold or otherwise disposed of, any gains or losses are reflected in income. Gains on disposal of long-lived assets are recognized when earned, which is generally at the time of closing. If a loss on disposal is expected, such losses are recognized when long-lived assets are reclassified as assets held for sale. Proceeds from disposal of long-lived assets depreciated on a group basis are credited to accumulated depreciation, depletion and amortization with no immediate effect on income.
                    Gains or losses from a change in ownership of an
               unconsolidated affiliate are recognized in revenues in the period of change.

                Cash and cash equivalents - Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with maturities generally of three months or less.

                Inventories - Inventories are carried at lower of cost or market. Cost of inventories is determined primarily under the last-in, first-out (LIFO) method.

                Derivative instruments - The U. S. Steel Group uses commodity-based derivative instruments to manage its exposure to price risk. Management is authorized to use futures, forwards, swaps and options related to the purchase of natural gas, refined products and nonferrous metals used in steel operations. For transactions that qualify for hedge accounting, the resulting gains or losses are deferred and subsequently recognized in income from operations, as a component of sales or cost of sales, in the same period as the underlying physical transaction. To qualify for hedge accounting, derivative positions cannot remain open if the underlying physical market risk has been removed. Recorded deferred gains or losses are reflected within other current and noncurrent assets or accounts payable and deferred credits and other liabilities, as appropriate.

                Long-lived assets - Depreciation is generally computed using a modified straight-line method based upon estimated lives of assets and production levels. The modification factors range from a minimum of 85% at a production level below 81% of capability, to a maximum of 105% for a 100% production level. No modification is made at the 95% production level, considered the normal long-range level.
                    Depletion of mineral properties is based on rates which are expected to amortize cost over the estimated tonnage of minerals to be removed.
                    U. S. Steel Group evaluates impairment of its long-lived
                assets on an individual asset basis or by logical groupings of assets. Assets deemed to be impaired are written down to their fair value, including any related goodwill, using discounted future cash flows and, if available, comparable market values.

                Environmental remediation - The U. S. Steel Group provides for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Generally, the timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. Remediation liabilities are accrued based on estimates of known environmental exposure and are discounted in certain instances.

                Postemployment benefits - The U. S. Steel Group recognizes an obligation to provide postemployment benefits, primarily for disability-related claims covering indemnity and medical payments. The obligation for these claims and the related periodic costs are measured using actuarial techniques and assumptions, including an appropriate discount rate, analogous to the required methodology for measuring pension and other postretirement benefit obligations. Actuarial gains and losses are deferred and amortized over future periods.

                Insurance - The U. S. Steel Group is insured for catastrophic casualty and certain property and business interruption exposures, as well as those risks required to be insured by law or contract. Costs resulting from noninsured losses are charged against income upon occurrence.

                Reclassifications - Certain reclassifications of prior years' data have been made to conform to 1999 classifications.

------------------------------------------------------------------------------
3. New Accounting Standards

               Effective January 1, 1997, USX adopted American Institute of Certified Public Accountants Statement of Position No. 96-1, "Environmental Remediation Liabilities" (SOP 96-1), which provides additional interpretation of existing accounting standards related to recognition, measurement and disclosure of environmental remediation liabilities. As a result of adopting SOP 96-1, the U. S. Steel Group identified additional environmental remediation liabilities of $35 million, of which $28 million was discounted to a present value of $13 million and $7 million was not discounted. Assumptions used in the calculation of the present value amount included an inflation factor of 2% and an interest rate of 7% over a range of 22 to 30 years. The net unfavorable effect of adoption on the U. S. Steel Group's income from operations at January 1, 1997, was $20 million.
                    In June 1998, the Financial Accounting Standards Board
               issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). This new Standard requires recognition of all derivatives as either assets or liabilities at fair value. SFAS No. 133 may result in additional volatility in both current period earnings and other comprehensive income as a result of recording recognized and unrecognized gains and losses resulting from changes in the fair value of derivative instruments. The transition adjustment resulting from adoption of SFAS No. 133 will be reported as a cumulative effect of a change in accounting principle.
                    Under the new Standard, USX may elect not to designate
               certain derivative instruments as hedges even if the strategy qualifies for hedge accounting treatment. This approach would eliminate the administrative effort needed to measure effectiveness and monitor such instruments; however, this approach also may result in additional volatility in current period earnings.
                    USX cannot reasonably estimate the effect of adoption on
               either the financial position or results of operations. It is not possible to estimate what effect this Statement will have on future results of operations, although greater period-to-period volatility is likely. USX plans to adopt the Standard effective January 1, 2001.

--------------------------------------------------------------------------------
4. Corporate Activities

               Financial activities - As a matter of policy, USX manages most financial activities on a centralized, consolidated basis. Such financial activities include the investment of surplus cash; the issuance, repayment and repurchase of short-term and long-term debt; the issuance, repurchase and redemption of preferred stock; and the issuance and repurchase of common stock. Transactions related primarily to invested cash, short-term and long-term debt (including convertible debt), related net interest and other financial costs, and preferred stock and related dividends are attributed to the U. S. Steel Group, the Marathon Group and, prior to November 1, 1997, the Delhi Group based upon the cash flows of each group for the periods presented and the initial capital structure of each group. Most financing transactions are attributed to and reflected in the financial statements of the groups. See Note 9, for the U. S. Steel Group's portion of USX's financial activities attributed to the groups. However, transactions such as leases, certain collateralized financings, certain indexed debt instruments, financial activities of consolidated entities which are less than wholly owned by USX and transactions related to securities convertible solely into any one class of common stock are or will be specifically attributed to and reflected in their entirety in the financial statements of the group to which they relate.

               Corporate general and administrative costs - Corporate general and administrative costs are allocated to the U. S. Steel Group, the Marathon Group and, prior to November 1, 1997, the Delhi Group based upon utilization or other methods management believes to be reasonable and which consider certain measures of business activities, such as employment, investments and sales. The costs allocated to the U. S. Steel Group were $17 million in 1999, $24 million in 1998 and $33 million in 1997, and primarily consist of employment costs including pension effects, professional services, facilities and other related costs associated with corporate activities.

               Income taxes - All members of the USX affiliated group are included in the consolidated United States federal income tax return filed by USX. Accordingly, the provision for federal income taxes and the related payments or refunds of tax are determined on a consolidated basis. The consolidated provision and the related tax payments or refunds have been reflected in the U. S. Steel Group, the Marathon Group and, prior to November 1, 1997, the Delhi Group financial statements in accordance with USX's tax allocation policy. In general, such policy provides that the consolidated tax provision and related tax payments or refunds are allocated among the U. S. Steel Group, Marathon Group and, prior to November 1, 1997, the Delhi Group, for group financial statement purposes, based principally upon the financial income, taxable income, credits, preferences and other amounts directly related to the respective groups.
                    For tax provision and settlement purposes, tax benefits
               resulting from attributes (principally net operating losses and various tax credits), which cannot be utilized by one of the groups on a separate return basis but which can be utilized on a consolidated basis in that year or in a carryback year, are allocated to the group that generated the attributes. To the extent that one of the groups is allocated a consolidated tax attribute which, as a result of expiration or otherwise, is not ultimately utilized on the consolidated tax return, the prior years' allocation of such attribute is adjusted such that the effect of the expiration is borne by the group that generated the attribute. Also, if a tax attribute cannot be utilized on a consolidated basis in the year generated or in a carryback year, the prior years' allocation of such consolidated tax effects is adjusted in a subsequent year to the extent necessary to allocate the tax benefits to the group that would have realized the tax benefits on a separate return basis. As a result, the allocated group amounts of taxes payable or refundable are not necessarily comparable to those that would have resulted if the groups had filed separate tax returns.

-------------------------------------------------------------------------------
5. Extraordinary Losses

               In 1999, USX irrevocably deposited with a trustee the entire 5.5 million common shares it owned in RTI International Metals, Inc.
               (RTI). The deposit of the shares resulted in the satisfaction of USX's obligation under its 6 3/4/% Exchangeable Notes (indexed debt) due February 1, 2000. Under the terms of the indenture, the trustee exchanged one RTI share for each note at maturity. All shares were required for satisfaction of the indexed debt; therefore, none reverted back to USX.
                    As a result of the above transaction, USX recorded in 1999 an extraordinary loss of $5 million, net of a $3 million income tax benefit, representing prepaid interest expense and the write-off of unamortized debt issue costs, and a pretax charge of $22 million, representing the difference between the carrying value of the investment in RTI and the carrying value of the indexed debt, which is included in net gains on disposal of assets.
                    In December 1996, USX had issued $117 million of notes
               indexed to the common share price of RTI. At maturity, USX would have been required to exchange the notes for shares of RTI common stock, or redeem the notes for the equivalent amount of cash. Since USX's investment in RTI was attributed to the U. S. Steel Group, the indexed debt was also attributed to the U. S. Steel Group. USX had a 26% investment in RTI and accounted for its investment using the equity method of accounting.
                    Republic Technologies International, LLC, an equity method affiliate of USX, recorded in 1999 an extraordinary loss related to the early extinguishment of debt. As a result, the U. S. Steel Group recorded an extraordinary loss of $2 million, net of a $1 million income tax benefit, representing its share of the extraordinary loss.

--------------------------------------------------------------------------------
6. Net Interest and Other Financial Costs

               (In millions)                                               1999       1998       1997
               ----------------------------------------------------------------------------------------

               Interest and other financial income/(a)/-
                 Interest income                                            $   1      $   5      $   4
                                                                            -----      -----      -----
               Interest and other financial costs/(a)/:
                 Interest incurred                                             45         40         57
                 Less interest capitalized                                      6          6          7
                                                                            -----      -----      -----
                   Net interest                                                39         34         50
               Interest on tax issues                                          15         16         13
               Financial costs on trust preferred securities                   13         13         10
               Financial costs on preferred stock of subsidiary                 5          5          5
               Amortization of discounts                                        1          2          2
               Expenses on sales of accounts receivable                        15         21         21
               Adjustment to settlement value of indexed debt                 (13)       (44)       (10)
                                                                            -----      -----      -----
                    Total                                                      75         47         91
                                                                            -----      -----      -----
               Net interest and other financial costs/(a)/                  $  74      $  42      $  87
               ----------------------------------------------------------------------------------------

               /(a)/ See Note 4, for discussion of USX net interest and other financial costs attributable to the U. S. Steel Group.

--------------------------------------------------------------------------------
7. Segment Information

                    The U. S. Steel Group consists of one operating segment, U.
                    S. Steel. U. S. Steel is engaged in the production and sale of steel mill products, coke and taconite pellets. U. S. Steel also engages in the following related business activities: the management of mineral resources, domestic coal mining, engineering and consulting services, and real estate development and management.
                         Segment income represents income from operations
                    allocable to U. S. Steel and does not include net interest and other financial costs and provisions for estimated income taxes. Additionally, the following items are not allocated to operating segments:

                         . Pension credits associated with pension plan assets and liabilities allocated to pre-1987 retirees and former businesses

                         . Certain costs related to former U. S. Steel Group business activities

                         . USX corporate general and administrative costs. These costs primarily consist of employment costs including pension effects, professional services, facilities and other related costs associated with corporate activities.

                         . Certain other items not allocated to operating segments for business performance reporting purposes (see reconcilement schedule below)

                    The following table represents the operations of U. S.
             Steel:

          (In millions)                                                    1999       1998       1997
          --------------------------------------------------------------------------------------------
           Revenues:
           Customer                                                      $5,363      $6,180     $6,812
           Intergroup/(a)/                                                   17           2          2
           Equity in earnings (losses) of unconsolidated affiliates         (43)         46         69
           Other                                                             46          55         58
                                                                         ------      ------     ------
                Total revenues                                           $5,383      $6,283     $6,941
                                                                         ======      ======     ======
          Segment income (loss)                                          $ (128)     $  330     $  618
          Significant noncash items included in segment income:
           Depreciation, depletion and amortization                         304         283        303
           Pension expenses/(b)/                                            219         187        169
          Capital expenditures/(c)/                                         286         305        256
          Affiliates - investments/(c)/                                      15          71         26

          --------------------------------------------------------------------------------------------

          /(a)/ Intergroup sales and transfers were conducted under terms comparable to those with unrelated parties.
          /(b)/ Differences between segment total and group total represent unallocated pension credits and amounts included in administrative expenses.
          /(c)/ Differences between segment total and group total represent amounts related to corporate administrative activities.

                 The following schedule reconciles segment revenues and income to amounts reported in the U. S. Steel Group's financial statements:

          (In millions)                                                    1999       1998       1997
          --------------------------------------------------------------------------------------------
          Revenues:
            Revenues of reportable segment                               $5,383      $6,283     $6,941
            Items not allocated to segment:
             Impairment and other costs related to an
              investment in an equity affiliate                             (47)          -          -
             Loss on investment in RTI stock used
              to satisfy indexed debt obligations                           (22)          -          -
                                                                         ------      ------     ------
                Total Group revenues                                     $5,314      $6,283     $6,941
                                                                         ======      ======     ======
          Income:
           Income (loss) for reportable segment                          $ (128)     $  330     $  618
           Items not allocated to segment:
            Impairment and other costs related to an
             investment in an equity affiliate                              (47)          -          -
            Loss on investment in RTI stock used
             to satisfy indexed debt obligations                            (22)          -          -
            Administrative expenses                                         (17)        (24)       (33)
            Pension credits                                                 447         373        313
            Costs related to former businesses activities                   (83)       (100)      (125)
                                                                         ------      ------     ------
                Total Group income from operations                       $  150      $  579     $  773
          --------------------------------------------------------------------------------------------

Geographic Area:
     The information below summarizes the operations in different geographic areas.

                                               Revenues
                                  -------------------------------
                                    Within     Between
                                  Geographic  Geographic
(In millions)             Year      Areas       Areas      Total    Assets/(a)/
--------------------------------------------------------------------------------
United States             1999      $5,296      $ -      $ $5,296       $2,889
                          1998       6,266        -         6,266        3,043
                          1997       6,926        -         6,926        3,023

Foreign Countries         1999          18        -            18           63
                          1998          17        -            17           69
                          1997          15        -            15            1

   Total                  1999      $5,314      $ -        $5,314       $2,952
                          1998       6,283        -         6,283        3,112
                          1997       6,941        -         6,941        3,024
--------------------------------------------------------------------------------

/(a)/  Includes property, plant and equipment and investments in affiliates.


Sales by Product:

(In millions)                                      1999       1998       1997
--------------------------------------------------------------------------------
Sheet and semi-finished steel products            $3,345     $3,501     $3,820
Tubular, plate and tin mill products               1,118      1,513      1,754
Raw materials (coal, coke and iron ore)              505        679        724
Other/(a)/                                           414        490        517
--------------------------------------------------------------------------------
/(a)/ Includes revenue from the sale of steel production by-products, engineering and consulting services, real estate development and resource management.

--------------------------------------------------------------------------------
8. Supplemental Cash Flow Information

             (In millions)                                                          1999          1998          1997
             -----------------------------------------------------------------------------------------------------------
             Cash used in operating activities included:
              Interest and other financial costs paid
               (net of amount capitalized)                                         $   (77)     $    (76)     $    (99)
              Income taxes (paid) refunded, including
               settlements with other groups                                             3           (29)          (48)
             -----------------------------------------------------------------------------------------------------------
             USX debt attributed to all groups - net:
              Commercial paper:
               Issued                                                              $ 6,282      $      -      $      -
               Repayments                                                           (6,117)            -             -
              Credit agreements:
               Borrowings                                                            5,529        17,486        10,454
               Repayments                                                           (5,980)      (16,817)      (10,449)
              Other credit arrangements - net                                          (95)           55            36
              Other debt:
               Borrowings                                                              319           671            10
               Repayments                                                              (87)       (1,053)         (741)
                                                                                   -------      --------      --------
                 Total                                                             $  (149)     $    342      $   (690)
              -----------------------------------------------------------------------------------------------------------
              U. S. Steel Group activity                                           $   147      $     13      $   (561)
              Marathon Group activity                                                 (296)          329            97
              Delhi Group activity                                                       -             -          (226)
                                                                                   -------      --------      --------
                 Total                                                             $  (149)     $    342      $   (690)
             -----------------------------------------------------------------------------------------------------------
             Noncash investing and financing activities:
              Steel Stock issued for dividend reinvestment and
               employee stock plans                                                $     2      $      2      $      5
              Trust preferred securities exchanged for preferred stock                   -             -           182
              Disposal of assets:
               Deposit of RTI common shares in satisfaction of indexed debt             56             -             -
               Interest in USS/Kobe contributed to Republic                             40             -             -
               Other disposals of assets - notes or common stock received                1             2             -
              Business combinations:
               Liabilities assumed                                                      26             -             -
               Affiliate liabilities consolidated in step acquisition                   26             -             -
             -----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9.   Financial Activities Attributed to Groups

             The following is the portion of USX financial activities attributed to the U. S. Steel Group. These amounts exclude amounts specifically attributed to the U. S. Steel Group.

                                                                               U. S. Steel Group      Consolidated USX/(a)/
                                                                              --------------------    ----------------------
             (In millions)                                  December 31        1999         1998       1999         1998
             ---------------------------------------------------------------------------------------------------------------
             Cash and cash equivalents                                        $   1         $   -      $    9       $    4
             Other noncurrent assets                                              1             1           8            8
                                                                              -----         -----       -----       ------
               Total assets                                                   $   2         $   1      $   17       $   12
             -------------------------------------------------------------------------------------------------------------
             Notes payable                                                    $   -         $  13      $    -       $  145
             Accrued interest                                                    13             8          95           88
             Long-term debt due within one year (Note 10)                         7             7          54           66
             Long-term debt (Note 10)                                           466           306       3,771        3,762
             Preferred stock of subsidiary                                       66            66         250          250
                                                                              -----         -----      ------       ------
               Total liabilities                                              $ 552         $ 400      $4,170       $4,311
             -------------------------------------------------------------------------------------------------------------

             ----------------------------------------------------------------------------------------------------------------
                                                                      U. S. Steel Group/(b)/            Consolidated USX
                                                                    -------------------------     ---------------------------
             (In millions)                                          1999       1998     1997       1999     1998      1997
             ----------------------------------------------------------------------------------------------------------------
             Net interest and other financial costs (Note 6)        $  39      $  29    $  46     $ 334     $ 324    $  309
             ----------------------------------------------------------------------------------------------------------------

             /(a)/ For details of USX long-term debt and preferred stock of subsidiary, see Notes 16 and 23, respectively, to the USX consolidated financial statements.
             /(b)/ The U. S. Steel Group's net interest and other financial costs reflect weighted average effects of all financial activities attributed to all groups.

--------------------------------------------------------------------------------
10.  Long-Term Debt

             The U. S. Steel Group's portion of USX's consolidated long-term debt is as follows:

                                                                                 U. S. Steel Group    Consolidated USX/(a)/
                                                                                 -----------------    --------------------
             (In millions)                                    December 31        1999        1998         1999       1998
             -------------------------------------------------------------------------------------------------------------
             Specifically attributed debt/(b)/:
              Receivables facility                                               $ 350       $   -       $  350      $   -
              Sale-leaseback financing and capital leases                           92          95          107         95
              Indexed debt less unamortized discount                                 -          68            -         68
              Other                                                                  -           -            1          -
                                                                                 -----       -----       ------     ------
               Total                                                               442         163          458        163
              Less amount due within one year                                        6           5            7          5
                                                                                 -----       -----       ------     ------
               Total specifically attributed long-term debt                      $ 436       $ 158       $  451     $  158
             -------------------------------------------------------------------------------------------------------------
             Debt attributed to groups/(c)/                                      $ 477       $ 316       $3,852     $3,853
              Less unamortized discount                                              4           3           27         25
              Less amount due within one year                                        7           7           54         66
                                                                                 -----       -----       ------     ------
               Total long-term debt attributed to groups                         $ 466       $ 306       $3,771     $3,762
             -------------------------------------------------------------------------------------------------------------
             Total long-term debt due within one year                            $  13       $  12       $   61     $   71
             Total long-term debt due after one year                               902         464        4,222      3,920
             -------------------------------------------------------------------------------------------------------------

             /(a)/ See Note 16, to the USX consolidated financial statements for details of interest rates, maturities and other terms of long-term debt.
             /(b)/ As described in Note 4, certain financial activities are specifically attributed only to the U. S. Steel Group and the Marathon Group.
             /(c)/ Most long-term debt activities of USX Corporation and its wholly owned subsidiaries are attributed to all groups (in total, but not with respect to specific debt issues) based on their respective cash flows (Notes 4, 8 and 9).

--------------------------------------------------------------------------------
11.  Pensions and Other Postretirement Benefits

             The U. S. Steel Group has noncontributory defined benefit pension plans covering substantially all employees. Benefits under these plans are based upon years of service and final average pensionable earnings, or a minimum benefit based upon years of service, whichever is greater. In addition, pension benefits are also provided to most salaried employees based upon a percent of total career pensionable earnings. Certain of these plans provide benefits to USX corporate employees, and the related costs or credits for such employees are allocated to all groups (Note 4). The U. S. Steel Group also participates in multiemployer plans, most of which are defined benefit plans associated with coal operations.

                 The U. S. Steel Group also has defined benefit retiree health and life insurance plans (other benefits) covering most employees upon their retirement. Health benefits are provided through comprehensive hospital, surgical and major medical benefit provisions or through health maintenance organizations, both subject to various cost sharing features. Life insurance benefits are provided to nonunion retiree beneficiaries primarily based on employees' annual base salary at retirement. These plans provide benefits to USX corporate employees, and the related costs for such employees are allocated to all groups (Note 4). For union retirees, benefits are provided for the most part based on fixed amounts negotiated in labor contracts with the appropriate unions. Except for certain life insurance benefits paid from reserves held by insurance carriers and benefits required to be funded by union contracts, most other benefits have not been prefunded.

                                                                           Pension Benefits                  Other Benefits
                                                                        ---------------------            ----------------------
             (In millions)                                                1999           1998              1999        1998
             ------------------------------------------------------------------------------------------------------------------
             Change in benefit obligations
             Benefit obligations at January 1                           $  7,549       $  7,314          $ 2,113     $  2,070
             Service cost                                                     87             71               15           15
             Interest cost                                                   473            487              133          141
             Plan amendments                                                 381 /(a)/        8               14            -
             Actuarial (gains) losses                                       (822)           516             (225)          23
             Plan merger and acquisition                                      42              -                7            -
             Settlements, curtailments and termination benefits             (207)            10                -            7
             Benefits paid                                                  (787)          (857)            (161)        (143)
                                                                        --------       --------          -------     --------
             Benefit obligations at December 31                         $  6,716       $  7,549          $ 1,896     $  2,113
             ------------------------------------------------------------------------------------------------------------------
             Change in plan assets
             Fair value of plan assets at January 1                     $ 10,243       $  9,775          $   265     $    258
             Actual return on plan assets                                    729          1,308               20           31
             Acquisition                                                      26              -                1            -
             Employer contributions                                            -              -               34            -
             Trustee distributions/(b)/                                      (14)             -                -            -
             Settlements paid                                               (207)             -                -            -
             Benefits paid from plan assets                                 (782)          (840)             (39)         (24)
                                                                        --------       --------          -------     --------
             Fair value of plan assets at December 31                   $  9,995       $ 10,243          $   281     $    265
             ------------------------------------------------------------------------------------------------------------------
             Funded status of plans at December 31                      $  3,279 /(c)/ $  2,694  /(c)/   $(1,615)    $ (1,848)
             Unrecognized net gain from transition                           (69)          (140)               -            -
             Unrecognized prior service cost                                 817            518                19           7
             Unrecognized actuarial gains                                 (1,639)          (905)             (526)       (292)
             Additional minimum liability/(d)/                               (16)           (57)                -           -
                                                                        --------       --------          -------     --------
             Prepaid (accrued) benefit cost                             $  2,372       $  2,110          $ (2,122)   $ (2,133)
             ------------------------------------------------------------------------------------------------------------------
             /(a)/  Results primarily from a new five-year labor contract with the United Steelworkers of America ratified in August 1999.
             /(b)/  Represents transfers of excess pension assets to fund retiree health care benefits accounts under Section 420 of the Internal Revenue Code.
             /(c)/  Includes several plans that have accumulated benefit obligations in excess of plan assets:
                       Aggregate accumulated benefit obligations        $    (29)      $    (62)
                       Aggregate projected benefit obligations               (39)           (68)
                       Aggregate plan assets                                   -              -
             /(d)/  Additional minimum liability recorded was offset
                    by the following:
                       Intangible asset                                 $      6       $     16
                                                                        --------       --------
                        Accumulated other comprehensive income
                        (losses):
                          Beginning of year                             $    (27)      $    (25)
                          Change during year (net of tax)                     20             (2)
                                                                        --------       --------
                          Balance at end of year                        $     (7)      $    (27)

             ------------------------------------------------------------------------------------------------------------------

                                                                  Pension Benefits                      Other Benefits
                                                         -----------------------------------   -----------------------------------
               (In millions)                                1999          1998        1997       1999          1998        1997
               -------------------------------------------------------------------------------------------------------------------
               Components of net periodic
                 benefit cost (credit)
               Service cost                                $  87         $  71      $  65      $   15       $   15       $  15
               Interest cost                                 473           487        517         133          141         153
               Expected return on plan assets               (781)         (769)      (743)        (21)         (21)        (11)
               Amortization  -  net transition gain          (67)          (69)       (69)          -            -           -
                             -  prior service costs           83            72         72           4            4           4
                             -  actuarial (gains) losses       6             6          3         (12)         (16)        (13)
             Multiemployer and other plans                     -             1          2           7/(a)/      13/(a)/     15/(a)/
             Settlement and termination (gains) losses       (35)/(b)/      10/(b)/     4           -            -           -
                                                           -----         -----      -----      ------       ------       -----
             Net periodic benefit cost (credit)            $(234)        $(191)     $(149)     $  126       $  136       $ 163
             --------------------------------------------------------------------------------------------------------------------

             /(a)/ Represents payments to a multiemployer health care benefit plan created by the Coal Industry Retiree Health Benefit Act of 1992 based on assigned beneficiaries receiving benefits. The present value of this unrecognized obligation is broadly estimated to be $90 million, including the effects of future medical inflation, and this amount could increase if additional beneficiaries are assigned.
             /(b)/ Relates primarily to the 1998 voluntary early retirement program.

                                                                                 Pension Benefits           Other Benefits
                                                                              ----------------------     --------------------
               (In millions)                                                    1999          1998         1999         1998
               --------------------------------------------------------------------------------------------------------------
               Weighted average actuarial assumptions
                at December 31:
               Discount rate                                                    8.0%          6.5%          8.0%         6.5%
               Expected annual return on plan assets                            8.5%          9.0%          8.5%         9.0%
               Increase in compensation rate                                    4.0%          4.0%          4.0%         4.0%
               --------------------------------------------------------------------------------------------------------------

                    For measurement purposes, a 7.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually to 5% for 2005 and remain at that level thereafter.

                    A one-percentage-point change in assumed health care cost
               trend rates would have the following effects:

                                                                                       1-Percentage-       1-Percentage-
               (In millions)                                                           Point Increase      Point Decrease
               --------------------------------------------------------------------------------------------------------------
               Effect on total of service and interest cost components                      $ 14                $ (12)
               Effect on other postretirement benefit obligations                            149                 (127)
               --------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
12. Intergroup Transactions

               Sales and purchases - U. S. Steel Group sales to the Marathon Group totaled $17 million in 1999 and $2 million in 1998. U. S. Steel Group purchases from the Marathon Group totaled $41 million, $21 million and $29 million in 1999, 1998 and 1997, respectively. At December 31, 1999 and 1998, U. S. Steel Group accounts payable included $5 million and $3 million, respectively, related to transactions with the Marathon Group. These transactions were conducted under terms comparable to those with unrelated parties.

               Income taxes receivable from/payable to the Marathon Group - At December 31, 1999 and 1998, amounts receivable or payable for income taxes were included in the balance sheet as follows:

               (In millions)                                          December 31     1999       1998
               ---------------------------------------------------------------------------------------
               Current:
                Income tax receivable                                                $  97      $   -
               Accounts payable                                                          1          2
                Noncurrent:
               Investments and long-term receivables                                    97         97
               ---------------------------------------------------------------------------------------

                    These amounts have been determined in accordance with the
               tax allocation policy described in Note 4. Amounts classified as current are settled in cash in the year succeeding that in which such amounts are accrued. Noncurrent amounts represent estimates of intergroup tax effects of certain issues for years that are still under various stages of audit and administrative review. Such tax effects are not settled between the groups until the audit of those respective tax years is closed. The amounts ultimately settled for open tax years will be different than recorded noncurrent amounts based on the final resolution of all of the audit issues for those years.

--------------------------------------------------------------------------------
13.  Inventories

               (In millions)                                   December 31        1999         1998
               ----------------------------------------------------------------------------------------
               Raw materials                                                       $ 101        $ 185
               Semi-finished products                                                392          282
               Finished products                                                     193          182
               Supplies and sundry items                                              57           49
                                                                                   -----        -----
                    Total                                                          $ 743        $ 698
               ----------------------------------------------------------------------------------------

                    At December 31, 1999 and 1998, respectively, the LIFO method accounted for 93% and 94% of total inventory value. Current acquisition costs were estimated to exceed the above inventory values at December 31 by approximately $370 million and $310 million in 1999 and 1998, respectively.

--------------------------------------------------------------------------------
14.  Income Taxes

               Income tax provisions and related assets and liabilities attributed to the U. S. Steel Group are determined in accordance with the USX group tax allocation policy (Note 4).

                    Provisions (credits) for estimated income taxes were:

                                                  1999                            1998                               1997
                                     -----------------------------   ----------------------------     -----------------------------
               (In millions)          Current   Deferred    Total     Current   Deferred   Total       Current   Deferred   Total
               --------------------------------------------------------------------------------------------------------------------
               Federal                 $(84)     $  99       $15        $19      $ 149      $ 168        $  37      $ 168    $  205
               State and local            1          8         9          3          9         12            4         25        29
               Foreign                    1          -         1         (7)         -         (7)           -          -         -
                                       ----      -----       ---        ---      -----      -----        -----      -----     -----
                 Total                 $(82)     $ 107       $25        $15      $ 158      $ 173        $  41      $ 193     $ 234
               --------------------------------------------------------------------------------------------------------------------

                    A reconciliation of federal statutory tax rate (35%) to
               total provisions follows:

                              (In millions)                                                  1999       1998         1997
               ------------------------------------------------------------------------------------------------------------
               Statutory rate applied to income before income taxes                          $  27      $  188      $  240
               Excess percentage depletion                                                      (7)        (11)        (10)
               Effects of foreign operations, including foreign tax
                credits                                                                         (2)        (11)         (3)
               State and local income taxes after federal income tax effects                     6           8          19
               Credits other than foreign tax credits                                           (3)         (3)        (15)
               Effects of partially owned companies                                              -           -          (3)
               Adjustment of prior years' federal income taxes                                   -           -           6
               Adjustment of valuation allowances                                                -           -          (1)
               Other                                                                             4           2           1
                                                                                             -----      ------      ------
                  Total provisions                                                           $  25      $  173      $  234
               ------------------------------------------------------------------------------------------------------------

                    Deferred tax assets and liabilities resulted from the following:


               (In millions)                                                         December 31       1999        1998
               -----------------------------------------------------------------------------------------------------------
               Deferred tax assets:
                Minimum tax credit carryforwards                                                      $  131      $   185
                State tax loss carryforwards (expiring in 2000 through 2019)                              65           64
                Employee benefits                                                                        998          969
                Receivables, payables and debt                                                            68           52
                Contingency and other accruals                                                            52           48
                Other                                                                                     11           12
                Valuation allowances - state                                                             (41)         (44)
                                                                                                      ------      -------
                  Total deferred tax assets/(a)/                                                       1,284        1,286
                                                                                                      ------      -------
               Deferred tax liabilities:
                Property, plant and equipment                                                            274          272
                Prepaid pensions                                                                         921          792
                Inventory                                                                                 16           16
                Investments in subsidiaries and affiliates                                                96          116
                Federal effect of state deferred tax assets                                                -            3
                Other                                                                                     44           40
                                                                                                      ------      -------
                  Total deferred tax liabilities                                                       1,351        1,239
                                                                                                      ------      -------
                   Net deferred tax assets (liabilities)                                              $  (67)     $    47
               -----------------------------------------------------------------------------------------------------------

               /(a)/ USX expects to generate sufficient future taxable income to realize the benefit of the U. S. Steel Group's deferred tax assets.

                    The consolidated tax returns of USX for the years 1990
               through 1997 are under various stages of audit and administrative review by the IRS. USX believes it has made adequate provision for income taxes and interest which may become payable for years not yet settled.

--------------------------------------------------------------------------------
15.  Investments and Long-Term Receivables

               (In millions)                                                          December 31      1999         1998
               -----------------------------------------------------------------------------------------------------------
               Equity method investments                                                               $  397       $  564
               Other investments                                                                           39           48
               Receivables due after one year                                                              11           10
               Income taxes receivable                                                                     97           97
               Deposits of restricted cash                                                                  2            -
               Other                                                                                       26           24
                                                                                                       ------       ------
                 Total                                                                                 $  572       $  743
               -----------------------------------------------------------------------------------------------------------

                    Summarized financial information of affiliates accounted for by the equity method of accounting follows:

               (In millions)                                                              1999          1998         1997
               ----------------------------------------------------------------------------------------------------------
               Income data - year:
                Revenues                                                                $3,027        $3,163       $3,143
                Operating income (loss)                                                    (57)          193          228
                Net income (loss)                                                         (193)           97          139
               ----------------------------------------------------------------------------------------------------------
               Balance sheet data - December 31:
                Current assets                                                          $  995        $1,028
                Noncurrent assets                                                        2,402         2,149
                Current liabilities                                                      1,181           631
                Noncurrent liabilities                                                   1,251           883
               ----------------------------------------------------------------------------------------------------------

                    In 1999, USX and Kobe Steel, Ltd. (Kobe Steel) completed a transaction that combined the steelmaking and bar producing assets of USS/Kobe Steel Company (USS/Kobe) with companies controlled by Blackstone Capital Partners II. The combined entity was named Republic Technologies International, LLC (Republic). In addition, USX made a $15 million equity investment in Republic. USX owned 50% of USS/Kobe and now owns 16% of Republic. USX accounts for its investment in Republic under the equity method of accounting. Income (loss) from affiliates in 1999 includes $47 million in charges related to the impairment of the carrying value of USX's investment in USS/Kobe and costs related to the formation of Republic. The seamless pipe business of USS/Kobe was excluded from this transaction. That business, now known as Lorain Tubular Company, LLC, became a wholly owned subsidiary of USX at the close of business on December 31, 1999.

                    Dividends and partnership distributions received from equity affiliates were $2 million in 1999, $19 million in 1998 and $13 million in 1997.

                    U. S. Steel Group purchases of transportation services and semi-finished steel from equity affiliates totaled $361 million, $331 million and $424 million in 1999, 1998 and 1997, respectively. At December 31, 1999 and 1998, U. S. Steel Group payables to these affiliates totaled $22 million and $15 million, respectively. U. S. Steel Group sales of steel and raw materials to equity affiliates totaled $831 million, $725 million and $802 million in 1999, 1998 and 1997, respectively. At December 31, 1999 and 1998, U. S. Steel Group receivables from these affiliates were $177 million. Generally, these transactions were conducted under long-term, market-based contractual arrangements.

--------------------------------------------------------------------------------
16.  Leases

               Future minimum commitments for capital leases (including sale-leasebacks accounted for as financings) and for operating leases having remaining noncancelable lease terms in excess of one year are as follows:

                                                                        Capital         Operating
               (In millions)                                            Leases           Leases
               ----------------------------------------------------------------------------------

               2000                                                          $ 11            $104
               2001                                                            11             122
               2002                                                            11              51
               2003                                                            11              36
               2004                                                            11              32
               Later years                                                    105              80
               Sublease rentals                                                 -             (69)
                                                                             ----            ----
                   Total minimum lease payments                               160            $356
                                                                             ----            ====
               Less imputed interest costs                                    (68)
                                                                             ----
                   Present value of net minimum lease payments
                    included in long-term debt                               $ 92
               ----------------------------------------------------------------------------------

              Operating lease rental expense:
          (In millions)                    1999          1998          1997
          --------------------------------------------------------------------
          Minimum rental                  $ 124         $ 131         $ 130
          Contingent rental                  18            19            15
          Sublease rentals                   (6)           (7)           (7)
                                          -----         -----         -----
              Net rental expense          $ 136         $ 143         $ 138
          --------------------------------------------------------------------

               The U. S. Steel Group leases a wide variety of facilities and equipment under operating leases, including land and building space, office equipment, production facilities and transportation equipment. Most long-term leases include renewal options and, in certain leases, purchase options. In the event of a change in control of USX, as defined in the agreements, or certain other circumstances, lease obligations totaling $1 million may be declared immediately due and payable.
-------------------------------------------------------------------------------
17.  Property, Plant and Equipment

          (In millions)                                            December 31           1999          1998
          --------------------------------------------------------------------------------------------------
          Land and depletable property                                                   $  152       $  151
          Buildings                                                                         484          469
          Machinery and equipment                                                         8,007        7,711
          Leased assets                                                                     105          108
                                                                                         ------  -----------
              Total                                                                       8,748        8,439
          Less accumulated depreciation, depletion and amortization                       6,232        5,939
                                                                                         ------  -----------
              Net                                                                        $2,516       $2,500
          --------------------------------------------------------------------------------------------------

               Amounts in accumulated depreciation, depletion and amortization for assets acquired under capital leases (including sale-leasebacks accounted for as financings) were $81 million and $77 million at December 31, 1999 and 1998, respectively.
-------------------------------------------------------------------------------
18.  Trust Preferred Securities

          In 1997, USX exchanged approximately 3.9 million 6.75% Convertible Quarterly Income Preferred Securities (Trust Preferred Securities) of USX Capital Trust I, a Delaware statutory business trust (Trust), for an equivalent number of shares of its 6.50% Cumulative Convertible Preferred Stock (6.50% Preferred Stock) (Exchange). The Exchange resulted in the recording of Trust Preferred Securities at a fair value of $182 million and a noncash credit to Retained Earnings of $10 million.

               USX owns all of the common securities of the Trust, which was formed for the purpose of the Exchange. (The Trust Common Securities and the Trust Preferred Securities are together referred to as the Trust Securities.) The Trust Securities represent undivided beneficial ownership interests in the assets of the Trust, which consist solely of USX 6.75% Convertible Junior Subordinated Debentures maturing March 31, 2037 (Debentures), having an aggregate principal amount equal to the aggregate initial liquidation amount ($50.00 per security and $203 million in total) of the Trust Securities issued by the Trust. Interest and principal payments on the Debentures will be used to make quarterly distributions and to pay redemption and liquidation amounts on the Trust Preferred Securities. The quarterly distributions, which accumulate at the rate of 6.75% per annum on the Trust Preferred Securities and the accretion from fair value to the initial liquidation amount, are charged to income and included in net interest and other financial costs.

               Under the terms of the Debentures, USX has the right to defer payment of interest for up to 20 consecutive quarters and, as a consequence, monthly distributions on the Trust Preferred Securities will be deferred during such period. If USX exercises this right, then, subject to limited exceptions, it may not pay any dividend or make any distribution with respect to any shares of its capital stock.

               The Trust Preferred Securities are convertible at any time prior to the close of business on March 31, 2037 (unless such right is terminated earlier under certain circumstances) at the option of the holder, into shares of Steel Stock at a conversion price of $46.25 per share of Steel Stock (equivalent to a conversion ratio of 1.081 shares of Steel Stock for each Trust Preferred Security), subject to adjustment in certain circumstances.

               The Trust Preferred Securities may be redeemed at any time at the option of USX, at a premium of 102.60% of the initial liquidation amount through March 31, 2000, and thereafter, declining annually to the initial liquidation amount on April 1, 2003, and thereafter. They are mandatorily redeemable at March 31, 2037, or earlier under certain circumstances.

               Payments related to quarterly distributions and to the payment of redemption and liquidation amounts on the Trust Preferred Securities by the Trust are guaranteed by USX on a subordinated basis. In addition, USX unconditionally guarantees the Trust's Debentures. The obligations of USX under the Debentures, and the related indenture, trust agreement and guarantee constitute a full and unconditional guarantee by USX of the Trust's obligations under the Trust Preferred Securities.

--------------------------------------------------------------------------------
19.  Stockholders' Equity

          (In millions, except per share data)                             1999          1998          1997
          --------------------------------------------------------------------------------------------------
          Preferred stock:
           Balance at beginning of year                                   $    3        $    3        $    7
           Exchanged for trust preferred securities                            -             -            (4)
                                                                          ------        ------        ------
           Balance at end of year                                         $    3        $    3        $    3
          --------------------------------------------------------------------------------------------------
          Common stockholders' equity:
           Balance at beginning of year                                   $2,090        $1,779        $1,559
           Net income                                                         44           364           452
           6.50% preferred stock:
            Repurchased                                                       (2)           (8)            -
            Exchanged for trust preferred securities (Note 18)                 -             -          (188)
           Steel Stock issued                                                  2            59            53
           Dividends on preferred stock                                       (9)           (9)          (13)
           Dividends on Steel Stock (per share $1.00)                        (88)          (88)          (86)
           Deferred compensation                                               1             -             -
           Accumulated other comprehensive income (loss)/(a)/:
            Foreign currency translation adjustments                          (5)           (5)            -
            Minimum pension liability adjustments (Note 11)                   20            (2)           (8)
           Other                                                               -             -            10
                                                                          ------        ------        ------
           Balance at end of year                                         $2,053        $2,090        $1,779
          --------------------------------------------------------------------------------------------------
          Total stockholders' equity                                      $2,056        $2,093        $1,782
          --------------------------------------------------------------------------------------------------

          /(a)/ See page U-7 of the USX consolidated financial statements relative to the annual activity of these adjustments. Total comprehensive income for the U. S. Steel Group for the years 1999, 1998 and 1997 was $59 million, $357 million and $444 million, respectively.

--------------------------------------------------------------------------------
20.  Dividends

          In accordance with the USX Restated Certificate of Incorporation, dividends on the Steel Stock and Marathon Stock are limited to the legally available funds of USX. Net losses of either Group, as well as dividends and distributions on any class of USX Common Stock or series of preferred stock and repurchases of any class of USX Common Stock or series of preferred stock at prices in excess of par or stated value, will reduce the funds of USX legally available for payment of dividends on both classes of Common Stock. Subject to this limitation, the Board of Directors intends to declare and pay dividends on the Steel Stock based on the financial condition and results of operations of the U. S. Steel Group, although it has no obligation under Delaware law to do so. In making its dividend decisions with respect to Steel Stock, the Board of Directors considers, among other things, the long-term earnings and cash flow capabilities of the U. S. Steel Group as well as the dividend policies of similar publicly traded steel companies.

               Dividends on the Steel Stock are further limited to the Available Steel Dividend Amount. At December 31, 1999, the Available Steel Dividend Amount was at least $3,300 million. The Available Steel Dividend Amount will be increased or decreased, as appropriate, to reflect U. S. Steel Group net income, dividends, repurchases or issuances with respect to the Steel Stock and preferred stock attributed to the U. S. Steel Group and certain other items.

--------------------------------------------------------------------------------
21.  Income Per Common Share

               The method of calculating net income per share for the Steel Stock, the Marathon Stock and, prior to November 1, 1997, the Delhi Stock reflects the USX Board of Directors' intent that the separately reported earnings and surplus of the U. S. Steel Group, the Marathon Group and the Delhi Group, as determined consistent with the USX Restated Certificate of Incorporation, are available for payment of dividends to the respective classes of stock, although legally available funds and liquidation preferences of these classes of stock do not necessarily correspond with these amounts.

                    Basic net income per share is calculated by adjusting net
               income for dividend requirements of preferred stock and, in 1997, the noncash credit on exchange of preferred stock and is based on the weighted average number of common shares outstanding.

                    Diluted net income per share assumes conversion of
               convertible securities for the applicable periods outstanding and assumes exercise of stock options, provided in each case, the effect is not antidilutive.

                                                                        1999                1998               1997
                                                                 ------------------  -----------------  -----------------
                                                                  Basic    Diluted    Basic    Diluted   Basic    Diluted
                                                                 --------  --------  --------  -------  --------  -------
          Computation of Income Per Share
          -------------------------------
          Net income (millions):
           Income before extraordinary losses                    $    51   $    51   $   364   $   364  $   452   $   452
           Dividends on preferred stock                               (9)       (9)       (9)        -      (13)        -
           Noncash credit from exchange of preferred stock             -         -         -         -       10         -
           Extraordinary losses                                       (7)       (7)        -         -        -         -
                                                                 -------   -------   -------   -------  -------   -------
           Net income applicable to Steel Stock                       35        35       355       364      449       452
           Effect of dilutive securities:
            Trust preferred securities                                 -         -         -         8        -         6
            Convertible debentures                                     -         -         -         -        -         2
                                                                 -------   -------   -------   -------  -------   -------
              Net income assuming conversions                    $    35   $    35   $   355   $   372  $   449   $   460
                                                                 =======   =======   =======   =======  =======   =======
          Shares of common stock outstanding (thousands):
           Average number of common shares outstanding            88,392    88,392    87,508    87,508   85,672    85,672
           Effect of dilutive securities:
            Trust preferred securities                                 -         -         -     4,256        -     2,660
            Preferred stock                                            -         -         -     3,143        -     4,811
            Convertible debentures                                     -         -         -         -        -     1,025
            Stock options                                              -         4         -        36        -        35
                                                                 -------   -------   -------   -------  -------   -------
              Average common shares and dilutive effect           88,392    88,396    87,508    94,943   85,672    94,203
                                                                 =======   =======   =======   =======  =======   =======
          Per share:
           Income before extraordinary losses                    $   .48   $   .48   $  4.05   $  3.92  $  5.24   $  4.88
           Extraordinary losses                                      .08       .08         -         -        -         -
                                                                 -------   -------   -------   -------  -------   -------
           Net income                                            $   .40   $   .40   $  4.05   $  3.92  $  5.24   $  4.88
                                                                 =======   =======   =======   =======  =======   =======

--------------------------------------------------------------------------------
22.  Stock-Based Compensation Plans and Stockholder Rights Plan

               USX Stock-Based Compensation Plans and Stockholder Rights
               Plan are discussed in Note 19, and Note 21, respectively, to the USX consolidated financial statements.

                    The U. S. Steel Group's actual stock-based compensation
               expense was $1 million in 1999, none in 1998 and $8 million in 1997. Incremental compensation expense, as determined under a fair value model, was not material ($.02 or less per share for all years presented). Therefore, pro forma net income and earnings per share data have been omitted.

--------------------------------------------------------------------------------
23.  Derivative Instruments

          The U. S. Steel Group remains at risk for possible changes in the market value of the derivative instrument; however, such risk should be mitigated by price changes in the underlying hedged item. The U. S. Steel Group is also exposed to credit risk in the event of nonperformance by counterparties. The credit worthiness of counterparties is subject to continuing review, including the use of master netting agreements to the extent practical, and full performance is anticipated.

               The following table sets forth quantitative information by class of derivative instrument:

                                                                      Fair            Carrying     Recorded
                                                                      Value            Amount      Deferred     Aggregate
                                                                     Assets            Assets       Gain or     Contract
          (In millions)                                        (Liabilities)/(a)/   (Liabilities)   (Loss)    Values /(b)/
          ----------------------------------------------------------------------------------------------------------------
          December 31, 1999:
           OTC commodity swaps - other than trading/(c)/             $ 3                $ 3          $ 3       $    37
          ----------------------------------------------------------------------------------------------------------------
          December 31, 1998:
           OTC commodity swaps - other than trading                  $(7)               $(7)         $(7)      $    54
          ----------------------------------------------------------------------------------------------------------------

          /(a)/ The fair value amounts are based on exchange-traded index prices and dealer quotes.
          /(b)/ Contract or notional amounts do not quantify risk exposure, but are used in the calculation of cash settlements under the contracts.
          /(c)/ The OTC swap arrangements vary in duration with certain contracts extending into 2000.

--------------------------------------------------------------------------------
24.  Fair Value of Financial Instruments

          Fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments, excluding derivative financial instruments disclosed in
          Note 23, by individual balance sheet account. As described in Note 4, the U. S. Steel Group's specifically attributed financial instruments and the U. S. Steel Group's portion of USX's financial instruments attributed to all groups are as follows:

                                                                                                1999             1998
                                                                                         ----------------- -----------------
                                                                                          Fair   Carrying   Fair   Carrying
          (In millions)                             December 31                           Value    Amount   Value    Amount
          ------------------------------------------------------------------------------------------------------------------
          Financial assets:
           Cash and cash equivalents                                                      $   22    $   22  $    9    $    9
           Receivables (including intergroup receivables)                                    935       935     392       392
           Investments and long-term receivables                                             122       122     120       120
                                                                                          ------    ------  ------  --------
               Total financial assets                                                     $1,079    $1,079  $  521    $  521
          ------------------------------------------------------------------------------------------------------------------
          Financial liabilities:
           Notes payable                                                                  $    -    $    -  $   13    $   13
           Accounts payable                                                                  739       739     501       501
           Accrued interest                                                                   15        15      10        10
           Long-term debt (including amounts due within one year)                            835       823     406       381
           Preferred stock of subsidiary and trust
            preferred securities                                                             232       249     231       248
                                                                                          ------    ------  ------  --------
               Total financial liabilities                                                $1,821    $1,826  $1,161    $1,153
          ------------------------------------------------------------------------------------------------------------------

               Fair value of financial instruments classified as current assets or liabilities approximates carrying value due to the short-term maturity of the instruments. Fair value of investments and long-term receivables was based on discounted cash flows or other specific instrument analysis. Fair value of preferred stock of subsidiary and trust preferred securities was based on market prices. Fair value of long-term debt instruments was based on market prices where available or current borrowing rates available for financings with similar terms and maturities.

               The U. S. Steel Group's unrecognized financial instruments consist of receivables sold in 1998 and financial guarantees. It is not practicable to estimate the fair value of these forms of financial instrument obligations because there are no quoted market prices for transactions which are similar in nature. For details relating to financial guarantees, see Note 25.

--------------------------------------------------------------------------------
25.  Contingencies and Commitments

          USX is the subject of, or party to, a number of pending or threatened legal actions, contingencies and commitments relating to the U. S. Steel Group involving a variety of matters, including laws and regulations relating to the environment. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the U. S. Steel Group financial statements. However, management believes that USX will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably to the U. S. Steel Group.

          Environmental matters -

               The U. S. Steel Group is subject to federal, state, and local laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. Accrued liabilities for remediation totaled $101 million and $97 million at December 31, 1999 and 1998, respectively. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed.

               For a number of years, the U. S. Steel Group has made substantial capital expenditures to bring existing facilities into compliance with various laws relating to the environment. In 1999 and 1998, such capital expenditures totaled $32 million and $49 million, respectively. The U. S. Steel Group anticipates making additional such expenditures in the future; however, the exact amounts and timing of such expenditures are uncertain because of the continuing evolution of specific regulatory requirements.

          Guarantees -

               Guarantees by USX of the liabilities of affiliated entities of the U. S. Steel Group totaled $88 million at December 31, 1999, and $81 million at December 31, 1998. In the event that any defaults of guaranteed liabilities occur, USX has access to its interest in the assets of the affiliates to reduce potential U. S. Steel Group losses resulting from these guarantees. As of December 31, 1999, the largest guarantee for a single affiliate was $61 million.

          Commitments -

               At December 31, 1999 and 1998, the U. S. Steel Group's contract commitments to acquire property, plant and equipment totaled $83 million and $188 million, respectively.

               USX entered into a 15-year take-or-pay arrangement in 1993, which requires the U. S. Steel Group to accept pulverized coal each month or pay a minimum monthly charge of approximately $1 million. Charges for deliveries of pulverized coal totaled $23 million in both 1999 and 1998. If USX elects to terminate the contract early, a maximum termination payment of $102 million, which declines over the duration of the agreement, may be required.

Selected Quarterly Financial Data (Unaudited)

                                                                                   1999
                                                       -------------------------------------------------------------
(In millions, except per share data)                    4th Qtr.          3rd Qtr.         2nd Qtr.      1st Qtr.
--------------------------------------------------------------------------------------------------------------------
Revenues                                                 $1,462       $  1,337  /(a)/   $1,304          $1,211
Income (loss)
 from operations                                             75            (26) /(a)/      103              (2)
Income (loss) before
 extraordinary losses                                        34            (29) /(a)/       55              (9)
Net income (loss)                                            34            (31)             55             (14)
--------------------------------------------------------------------------------------------------------------------
Steel Stock data:
----------------
Income (loss) before
 extraordinary losses
 applicable to Steel Stock                               $   32       $    (31) /(a)/   $   52          $  (11)
 - Per share: basic                                         .35           (.35) /(a)/      .60            (.13)
              diluted                                       .35           (.35) /(a)/      .59            (.13)
Dividends paid per share                                    .25            .25             .25             .25
Price range of Steel Stock/(b)/:
 - Low                                                       21-/3/4/       24-/9/16/       23-/1/2/        22-/1/4/
 - High                                                      33             30-/1/16/       34-/1/4/        29-/1/8/
--------------------------------------------------------------------------------------------------------------------

                                                                                   1998
                                                       -------------------------------------------------------------
(In millions, except per share data)                     4th Qtr.   3rd Qtr.              2nd Qtr.       1st Qtr.
--------------------------------------------------------------------------------------------------------------------
Revenues                                               $1,357       $1,497              $1,733         $1,696
Income (loss)
 from operations                                           95          105                 217            162
Income (loss) before
 extraordinary losses                                      76           65                 136             87
Net income (loss)                                          76           65                 136             87
--------------------------------------------------------------------------------------------------------------------
Steel Stock data:
----------------
Income (loss) before
 extraordinary losses
 applicable to Steel Stock                             $   74       $   63              $  133         $   85
 - Per share: basic                                       .83          .72                1.53            .98
              diluted                                     .81          .71                1.46            .95
Dividends paid per share                                  .25          .25                 .25            .25
Price range of Steel Stock/(b)/:
 - Low                                                     21-/5/8/     20-/7/16/           31             28-/7/16/
 - High                                                    27-/3/4/     33-/1/2/            43-/1/16/      42-/1/8/
--------------------------------------------------------------------------------------------------------------------

/(a)/ Restated to reflect current classifications.
/(b)/ Composite tape.

Principal Unconsolidated Affiliates (Unaudited)

                                                              December 31, 1999
               Company                         Country            Ownership                Activity
-----------------------------------------------------------------------------------------------------------
Clairton 1314B Partnership, L.P.            United States           10%              Coke & Coke By-Products
Double Eagle Steel Coating Company          United States           50%              Steel Processing
PRO-TEC Coating Company                     United States           50%              Steel Processing
Republic Technologies International, LLC    United States           16%              Steel Products
Transtar, Inc.                              United States           46%              Transportation
USS-POSCO Industries                        United States           50%              Steel Processing
VSZ U. S. Steel, s. r.o.                    Slovak Republic         50%              Tin Mill Products
Worthington Specialty Processing            United States           50%              Steel Processing
-----------------------------------------------------------------------------------------------------------

Supplementary Information on Mineral Reserves (Unaudited)

See the USX consolidated financial statements for Supplementary Information on Mineral Reserves relating to the U. S. Steel Group, page U-30.